Exhibit 10.16

OPTIONS MEDIA GROUP HOLDINGS, INC.

RESTRICTED STOCK AGREEMENT

   This Restricted Stock Agreement (this “Agreement”), entered into as of __________, 2008, sets forth the terms and conditions of an award (this “Award”) of restricted stock granted by Options Media Group Holdings, Inc., a Nevada corporation (the “Company”), to __________ (the “Recipient”) under the 2008 Equity Incentive Plan (the “Plan”).

 1.

 The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan.

 2.

Award. As of the date of this agreement, the Recipient has been granted ________ shares of restricted common stock (“Restricted Stock”).

 3.

Vesting/Forfeiture.

(a)

The shares of Restricted Stock shall vest in equal increments annually (on the last day of each twelve month period following the date of the Award) over a three-year period, as long as the Recipient remains as an employee of the Company on the vesting date.

(b)

Notwithstanding any other provision of this Agreement, at the option of the Board of Directors or the Compensation Committee (if then existing), all shares of Restricted Stock subject to this Agreement, whether vested or unvested, shall be immediately forfeited in the event of:

(1)

Where applicable, termination as an employee of the Company for cause or fraud, theft, employee dishonesty or violation of Company policy;

(2)

Purchasing or selling securities of the Company without written authorization in accordance with the Company’s inside information guidelines then in effect;

(3)

Breaching any duty of confidentiality including that required by the Company’s inside information guidelines then in effect;

(4)

Competing with the Company;

(5)

Being unavailable for consultation after leaving the Company’s employ if such availability is a condition of any agreement between the Company and the Recipient;

(6)

Recruitment of Company personnel after termination of the Recipient’s relationship with the Company, whether such termination is voluntary or for cause;

(7)

Failure to assign any invention or technology to the Company if such assignment is a condition of employment or any other agreements between the Company and the Recipient; or

(8)

A finding by the Company’s Board that the Recipient has acted against the interests of the Company.

4.

Profits on the Sale of Certain Shares; Cancellation.  If any of the events specified in Section 3(b) of this Agreement occur within one year from the last date of employment (the “Termination Date”) (or such longer period required by any written employment agreement), all profits earned from the Recipient’s sale of the Company’s Restricted Stock during the two-year period commencing one year prior to the Termination Date shall be forfeited and forthwith paid by the Recipient to the Company.  Further, in such event, the Company may at its option cancel the shares of Restricted Stock granted under this Agreement.  The Company’s rights under this Section do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

5.

Notices and Addresses.  All notices, offers, acceptance and any other acts under this  Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by facsimile delivery followed by overnight next day delivery, as follows:

The Recipient:

___________________

___________________

___________________

The Company:

Options Media Group Holdings, Inc.

595 S. Federal Highway, Suite 600

Boca Raton, Florida 33432

Facsimile: (561) 544-2481

Attention:  Mr. Scott Frohman

with a copy to:

Michael D. Harris, Esq.

Harris Cramer LLP

1555 Palm Beach Lakes Blvd., Suite 310

West Palm Beach, FL  33401

Facsimile:  (561) 659-0701

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

6.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

7.

Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

8.

Severability.  If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

9.

Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties.  Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement

10.

Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

11.

Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

 IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date aforesaid.

WITNESSES:

OPTIONS MEDIA GROUP HOLDINGS, INC.

By: _____________________________________

       Scott Frohman, Chief Executive Officer

RECIPIENT

 ____________________________________

  ___________

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